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                                                                EXHIBIT 10.26


     THIS AGREEMENT made this 1st day of March, 1997.

BETWEEN:

     329985 ONTARIO LIMITED, c.o.b. under the firm name and style of KISKO PRODUCTS, a corporation duly incorporated under the laws of the Province of Ontario and having the registered office in the City of Scarborough, in the Municipality of Metropolitan Toronto,


                                               (hereinafter called the "Seller")

                                                               OF THE FIRST-PART


- and -

LEGACY BRANDS, INC.,
a corporation duly incorporated under the laws of the State of ______________ and having its registered office in Roseville, in the State of California, United States of America,

                                                (hereinafter called the "Buyer")

                                                              OF THE SECOND PART


     WHEREAS the Seller manufactures a frozen water ice confection known as a freeze pop ("product"), which goods shall be finished goods packaged for retail sale:

     AND WHEREAS the Buyer wishes the Seller to sell the product to the Buyer, such product to be packaged, named and labelled in accordance with the Buyer's specifications, under the name "GUMBY POPS";

     NOW THEREFORE in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:


1.   MANUFACTURE AND SALE OF PRODUCT

1.1 The Seller shall manufacture and sell to the Buyer and the Buyer shall buy from the Seller, the product, under the terms and conditions hereinafter set forth, and, to the best of the Seller's abilities, in such quantities as the Buyer may from time to



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time order.

1.2 The product shall be manufactured in accordance with the specifications set out in Schedule "A" attached hereto.

2.        PACKAGING

2.1 The Seller shall package the product for the Buyer, in accordance with the specifications outlined in Schedule "A" attached hereto.

2.2 The packaging shall consist of folding cartons, laminated film master cases which the Seller will provide as specified (the "packaging"). The Seller will order the packaging from a packaging manufacturer, and shall be responsible to that packaging manufacturer for payment, but between the parties hereto, it is agreed that payment for the printing plates, art work and steel rule dies will be made as follows;

(i) The Buyer shall supply finished art work to the packaging manufacturer;

(ii) The Buyer shall be limited to reimbursing the Seller for the cost of certain packaging components represented by cost of art work, film separation, printing plates and steel rule dies. The costs for these components is estimated in Schedule "B". If the costs exceed the estimates, the excess must be approved by the Buyer;

(iii) Such payment shall be in addition to the price of the product and shall be invoiced by the Seller and paid by the Buyer at the rate of twenty five ($.25) cents for each case of product sold to the Buyer until the total cost of the art work, film separation, printing plates and steel rule dies paid by the Seller to the packaging manufacturer has been reimbursed to the Seller by the Buyer;

(iv) If on the 30th day of September, 1997, the Seller has not been fully reimbursed for the cost of the art work and princing plates by the payment method set out in 2.2(ii), the Buyer shall forthwith pay the balance of such cost to the Seller.



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3.     DELIVERY

3.1    The Buyer shall submit purchase orders for the product at least three
(3) weeks prior to delivery.

3.2 Delivery of the packaged Product shall be made by the Seller and risk of loss and damage to the packaged product shall pass to the Buyer upon delivery of the Product to the Buyer's appointed customer.

3.3 The Seller will be responsible to pay customs duty going into the United States of America and the relevant customs clearance charges on the Product. The Buyer appoints the Seller as its agent to arrange and manage the shipping of the Product according to the Buyer's instructions as to destination. The Buyer is responsible to pay for all freight charges as set out in Schedule "C". If the shipping costs exceed the amounts set out in Schedule "C", the increase shall be approved by the Buyer before shipping the Product.

4.     PRICES AND TERMS OF PAYMENT

4.1 The prices to be paid by the Buyer for the product shall be in accordance with Schedule "D" attached hereto.

4.2 All prices are stated as f.o.b. the Seller's facility in Markham, Ontario, Canada.

4.3 The Seller shall invoice the Buyer for the product sold, and the Buyer will, on or before the 30th day following the date on which the product is invoiced, pay the Seller in full for the product so invoiced. A cash discount of two (2%) per cent of the invoiced price will be allowed for payment received by the Seller on or before the 20th day following the date on which the product is invoiced.

4.4 On the 30th day of September in any year, the Seller shall invoice the Buyer for all product and packaging which the Seller has on hand and not delivered, and which has been ordered by the Buyer in its purchase orders. Payment of such invoice shall be in accordance with paragraph 4.3 hereof. The Buyer will not be responsible to pay for any Product or Packaging which is not ordered by the Buyer, PROVIDED it is understood that the Buyer will still pay for any Packaging which is not
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ordered by it where the packaging manufacturer has required a standard order
(not a custom order) up to ten (10%) larger.

4.5    All monetary amounts expressed herein shall be in United States dollars.

4.6 The Buyer will not be responsible for any cost not expressly denoted in the Agreement.

5.     FORCE MAJEURE

       The Seller shall not be responsible for failing to meet obligations due to causes beyond its reasonable control.

6.     INSURANCE

       The Seller shall maintain sufficient product liability insurance to satisfy any obligation arising as a result of this Agreement and, in any event, no less than Five million ($5,000,000.00) dollars of insurance coverage and such insurance policy shall include the Buyer as a co-insured party to the policy. Upon request, the Seller shall provide the Buyer with certificates of insurance properly executed showing such insurance to be in full force and effect.

7.     LIMITED WARRANTY

7.1 In providing manufacturing services under the agreement, the Seller makes no warranties whatsoever, either express or implied, oral or written, in fact or by operation of law or otherwise, except as expressly stated in this agreement.

7.2 Subject to paragraph 8.1, the Seller warrants and represents to the Buyer that the product sold to the Buyer shall, at the time of delivery to the Buyer's customer, be guaranteed to meet the specifications for manufacture and packaging of the product, set out in Schedules "A" attached hereto, and shall be in good, usable and merchantable condition and fit for its intended purpose.

7.3    The remedy of the Buyer for breach of the above warranty shall be limited

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to the replacement of the defective product or credit against the invoice price of the defective product, at the option of the Seller. There shall be no liability for any other claim or loss, whether direct or indirect, incidental or consequential, or for loss of profit.

8.   RELATIONSHIP

     Each party in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other and nothing in this agreement shall be read to create any partnership, joint venture, trust or other fiduciary relationship between them.

9.   TERMINATION

     Either party may terminate this agreement, with or without cause, by written notice. Termination shall be effective One hundred and eighty (180) days after receipt of notice. Termination shall not discharge the Buyer for any amounts due the Seller. Additionally, in the event of termination of this agreement, provisions which by their terms are intended to continue shall so survive and shall continue to apply to Products delivered to the Buyer.


10.  HEADINGS

     The headings of the sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

11.  FINAL AGREEMENT

     This Agreement expresses the entire and final agreement between the parties thereto with respect to all of the matters herein set forth; and its execution has not been induced by, neither do any of the parties hereby rely upon, not regard as material, any representations or promise whatsoever not incorporated herein and not made a part hereof; and, it shall not be altered, amended or qualified except by memorandum in writing signed by the parties hereto; and any alteration, amendment

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or qualification thereof shall be null and void and shall not be binding upon the parties hereto unless made and recorded as aforesaid.

12.  GOVERNING LAW

     This Agreement shall, in all respects, be governed by and construed in accordance with the laws of the province of Ontario.

13.  NO ASSIGNMENT

     This agreement shall not be assigned by either party without the prior written consent of the other party.

     IN WITNESS WHEREOF the parties hereto have respectively executed this agreement the day and year first above written.


329985 ONTARIO LIMITED                            LEGACY BRANDS; INC.

Per:                                              Per:  /s/ THOMAS E. KEES
    -------------------------                         ------------------------

Name:     LESLIE JOSEPHS                          Name:  Thomas E. Kees
                                                       -----------------------
Title:     President                              Title:  President & CEO
                                                        ----------------------
Date:                                             Date:     5/28/97
     ------------------------                          -----------------------

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SCHEDULE A

Product manufacturing and packaging specifications.

Manufacturing: Product to be manufactured is frozen water ice confections in six flavors and colors:

              Color             Flavor
              -----             ------
              Red               Cherry
              Blue              Raspberry
              Orange            Orange
              Yellow            Tropical
              Purple            Grape
              Green             Lime

Formulations are based on existing Klsko flavor and color profiles. All flavors and colors have been reviewed and approved by Legacy.

Packaging: Product is to be packaged in 1.25 oz. sealed film packets, Eighteen packets (three each flavor) per carton, 12 carton per shipping case. Cases will be packed 100 per pallet for shipment.

Approximate dimensions of cartons and cases are as follow:

         Carton - 6.75 x 1.5 x 8.75

         Case - 18 x 9.25 x 7.75

         Pallet - 10 layers x 10 layers

Product is considered to be acceptable if all of the above conditions are met and product is delivered to customer in good salable condition with leaker rate of less than 1%.

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SCHEDULE B

Estimated cost of packaging components:

         Artwork Film Separations & Printing Plates:

                  Folding carton -      $700
                  Film packets -        $720

         Art Costs, Printing Plates & Steel Rule Dies:

                  Shipping container -  $1,222

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SCHEULE D

Cost of product:

Product -     Eighteen 1.25oz packets per carton packed twelve per case

Case cost -   $5.46 U.S. Dollars

F.O.B. -      Markham, Ontario

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SCHEDULE C

Estimated truckload freight rates - shipment of 12/18/1.25oz. Freeze Pops (U.S. Dollars)

                            Freight               Per             Total
Cities                      Rates($)              Case           Cases($)
------                      --------              ----           --------
Indianapolis                752.00                0.34             5.80
Grand Rapids                575.00                0.26             5.72
Boston                      972.00                0.44             5.90
Baltimore                   1092.00               0.50             5.96
Cleveland                   531.00                0.24             5.70
Cincinnati                  663.00                0.30             5.76
Columbus                    620.00                0.28             5.74
Milwaukee                   796.00                0.36             5.82
Pittsburgh                  575.00                0.26             5.72
Philadelphia                840.00                0.38             5.84
Reading                     840.00                0.38             5.84
Buffalo                     398.00                0.18             5.64
Rochester                   575.00                0.26             5.72
Syracuse                    663.00                0.30             5.76
New York City               972.00                0.44             5.90
California                  1729                  0.87             6.33